Exhibit 10.28
FEEDSTOCK AND SHARED SERVICES AGREEMENT
     THIS FEEDSTOCK AND SHARED SERVICES AGREEMENT is entered into and effective as of the ___ day of                     , 2007, by and between Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”).
RECITALS
     Refinery Company owns and operates the petroleum refinery located at Coffeyville, Kansas, which refinery is more particularly described on Exhibit A hereto (including any additions or other modifications made thereto from time to time, the “Refinery”).
     Fertilizer Company owns and operates the nitrogen fertilizer complex located adjacent to the Refinery consisting of the Gasification Unit, the UAN Plant, the Ammonia Synthesis Loop, the Utility Facilities, storage and loading facilities, the Fertilizer Plant Water Clarifier and river access, the Grounds and related connecting pipes and improvements, which fertilizer manufacturing complex is connected to and associated with the BOC Facility and the Offsite Sulfur Recovery Unit, all of which are more particularly described on Exhibit A hereto (including any additions or other modifications made thereto from time to time, and which are collectively referred to herein as the “Fertilizer Plant”).
     Refinery Company requires access to certain property and structures located on the Fertilizer Plant site to conduct its business, and Fertilizer Company requires access to certain structures and property located on the Refinery site to conduct its business.
     Fertilizer Company and Refinery Company desire to enter into this Agreement for the provision of certain specified Feedstocks and Services between the Parties for use in their respective production processes and certain other related matters, all upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms shall have the meanings set forth below, unless the context otherwise dictates, both for purposes of this Agreement and all Exhibits hereto:
     “Agreement” means this Feedstock and Shared Services Agreement and the Exhibits hereto, all as the same may be amended, modified or supplemented from time to time.

     “Ammonia Price” means the price for anhydrous ammonia determined for a particular month as follows: The price per short ton of anhydrous ammonia shall be the average of (i) the average of the price range published in each weekly issue of “Green Markets” under the heading of “Ammonia” for “Southern Plains” averaged over such weekly issues published in the applicable calendar month, and (ii) the average of the price range published in each weekly issue of “Fertilizer Week America” under the heading of “Ammonia” for FOB Southern Plains” averaged over such weekly issues published in the applicable calendar month. In the event that either of the aforesaid publications ceases to be published, then the price per short ton of anhydrous ammonia shall be determined by reference to the publication that does not cease publication, using the average price range as provided for above. In the event that both of the aforesaid publications cease to be published, then the price per short ton of anhydrous ammonia shall be determined by reference to such generally accepted industry publication as Fertilizer Company may designate with the consent of the Refinery Company, which consent shall not be unreasonably withheld or delayed.
     “Ammonia Synthesis Loop” means that ammonia synthesis loop within the Fertilizer Plant described and identified on Exhibit A hereto, including any additions or other modifications made thereto from time to time.
     “BOC” means BOC Group, Inc., a Delaware corporation.
     “BOC Agreement” means that certain Amended and Restated On-Site Project Supply Agreement between Fertilizer Company and BOC, dated as of June 1, 2005.
     “BOC Facility” means the plant for the production of certain products and argon, including metering and related facilities, together with an inter-connected liquid nitrogen product storage vessel and vaporization equipment, as more particularly described and identified on Exhibit A hereto, all connected to the pipelines owned by BOC, including any additions or other modifications made thereto from time to time.
     “Coke” has the meaning given such term in the Coke Supply Agreement.
     “Coke Supply Agreement” means the Coke Supply Agreement dated as of the date hereof between the Parties.
     “cscf” means one hundred scf.
     “Dispute” has the meaning given such term in Article 5.
     “Easement Agreement” means that Cross-Easement Agreement dated as of the date hereof under which the Fertilizer Company and the Refinery Company grant each other certain rights to enter upon and use the real property of the other Party for the purposes described therein.
     “Effective Date” means the date first above written.
     “Farmland” means Farmland Industries, Inc., a Kansas cooperative corporation.

     “Feedstock” means the materials and streams described in Exhibit B, all within the tolerances and to the specifications therein contained, that are provided by or on behalf of Refinery Company to Fertilizer Company, or by or on behalf of Fertilizer Company to Refinery Company, as the case may be and as otherwise may be agreed by the Parties.
     “Feedstock Delivery Points” means the points at which the Feedstock is transferred from Fertilizer Company to Refinery Company, or from Refinery Company to Fertilizer Company, as the case may be and as more particularly identified on Plot Plan A and Piping Plans A-1 to A-9 constituting a part of Exhibit A.
     “Fertilizer Plant” has the meaning given such term in the Recitals.
     “Fertilizer Company” has the meaning given such term in the introductory paragraph.
     “Fertilizer Company Representative” means the plant manager of the Fertilizer Plant or such other person as is designated in writing by Fertilizer Company.
     “Fertilizer Plant Water Clarifier” means the Fertilizer Company’s water clarifier and associated equipment as depicted in Plot Plan A constituting a part of Exhibit A.
     “Fire Water” means the water and related systems to provide water for use in fire emergencies and the like, as such Fire Water is described in Exhibit B, all within the tolerances and in compliance with the specifications therein.
     “Force Majeure” means war (whether declared or undeclared); fire, flood, lightning, earthquake, storm, tornado, or any other act of God; strikes, lockouts or other labor difficulties; unplanned plant outages; civil disturbances, riot, sabotage, terrorist act, accident, any official order or directive, including with respect to condemnation, or industry-wide requirement by any governmental authority or instrumentality thereof, which, in the reasonable judgment of the Party affected, interferes with such Party’s performance under this Agreement; any inability to secure necessary materials and/or services to perform under this Agreement, including, but not limited to, inability to secure materials and/or services by reason of allocations promulgated by governmental agencies; or any other contingency beyond the reasonable control of the affected Party, which interferes with such Party’s performance under this Agreement.
     “Gasification Unit” means that gasification unit described on Plot Plan A constituting a part of Exhibit A hereto, including any additions or other modifications made thereto from time to time.
     “Grounds” means the realty on which the Fertilizer Plant is situated, which Grounds are more particularly described on Plot Plan A constituting a part of Exhibit A.
     “High Pressure Steam” means steam described in Exhibit B under the heading “High Pressure Steam,” all within the tolerances and in compliance with the specifications therein contained.
     “Hydrogen” means hydrogen in its gaseous form, as described in Exhibit B hereto, all within the tolerances and in compliance with the specifications therein contained.

     “Hydrogen Reduction Date” means the date after which the obligation of Fertilizer Company to provide Hydrogen to Refinery Company shall be reduced. The Hydrogen Reduction Date shall be that date selected by Fertilizer Company in its sole discretion and provided to Refinery Company upon ninety (90) days prior written notice, provided, however, that the Hydrogen Reduction Date shall not be earlier than December 1, 2007.
     “Instrument Air” means air produced by mechanical compression as described in Exhibit B, all within the tolerances and in compliance with the specifications therein contained.
     “Laws” means all applicable laws, regulations, permits, orders and decrees, including, without limitation, laws, regulations, permits, orders and decrees respecting health, safety and the environment.
     “Lease Agreement” means the real property lease dated as of the date hereof between the Parties relating to the lease of certain Refinery Company premises to Fertilizer Company.
     “mlbs” means one thousand pounds.
     “MMBtu” means one million British thermal units.
     “mmscf” means one million scf.
     “mscf” means one thousand scf.
     “Nitrogen” means nitrogen in its gaseous form, as described in Exhibit B hereto, all within the tolerances and in compliance with the specifications therein contained.
     “Offsite Sulfur Recovery Unit” means that sulfur processing facility owned and operated by TKI pursuant to the TKI Phase II Agreement, which Offsite Sulfur Recovery Unit is more particularly described on Plot Plan A constituting a part of Exhibit A hereto, including any additions or other modifications made thereto from time to time.
     “Owner” means Fertilizer Company or Refinery Company, as the context requires.
     “Oxygen” means oxygen in its gaseous form, as described in Exhibit B hereto, all within the tolerances and in compliance with the specifications therein contained.
     “Party” and “Parties” means the parties to this Agreement.
     “Person” means and includes natural persons, corporations, limited partners, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.
     “PPM” means parts per million.

     “Prime Rate” means the prime interest rate as published from time to time in The Wall Street Journal as the base lending rate on corporate loans posted by at least seventy-five percent (75%) of the thirty (30) largest United States banks.
     “psi” means pounds per square inch.
     “psig” means pounds per square inch gauge.
     “Raw Water and Facilities Sharing Agreement” means the Raw Water and Facilities Sharing Agreement dated as of the date hereof between the Parties.
     “Refinery” has the meaning given such term in the Recitals hereto.
     “Refinery Company” has the meaning given such term in the introductory paragraph.
     “Refinery Water Clarifier” means the Refinery Company’s water clarifier and associated equipment.
     “Refinery Company Representative” means the plant manager of the Refinery Company or such other person as is designated in writing by Refinery Company.
     “scf” means standard cubic feet at 60°F and at atmospheric pressure equal to 29.92 inches of mercury absolute, measured by standard sharp edge orifice plate and differential pressure transmitters located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitters shall be done at least annually and may be done more frequently at Refinery Company’s request.
     “Security Contract” means any agreement for security services to which Refinery Company is a party pursuant to which security services are provided on the Refinery premises and environs and on the Fertilizer Plant premises and environs.
     “Services” means the services described as such on Exhibit B.
     “Sour Water” means the process stream described on Exhibit B that meets the tolerances and specifications therein contained.
     “ST” means short tons.
     “STPD” means short tons per day.
     “TKI” means Tessenderlo Kerley, Inc.
     “TKI General Plant and Labor Costs” means (i) the costs incurred and appropriately billed to Refinery Company pursuant to the TKI Phase I Agreement and (ii) the costs incurred and appropriately billed to Fertilizer Company pursuant to the TKI Phase II Agreement.

     “TKI Phase I Agreement” means the Sulfur Processing Agreement, dated October 2, 1996, between Farmland and TKI, as assigned by Farmland to Refinery Company, on March 2, 2004, as amended from time to time.
     “TKI Phase I Unit” means the sulfur processing facility owned and operated by TKI pursuant to the TKI Phase I Agreement.
     “TKI Phase II Agreement” means the Phase II Sulfur Processing Agreement, dated November 13, 1998, between Farmland and TKI, as assigned by Farmland to Coffeyville Resources Nitrogen Fertilizers, LLC, on March 2, 2004, as amended from time to time.
     “Transfer” means the sale, exchange, gift or other assignment of rights or interests, whether by specific assignment, merger, consolidation, entity conversion or other disposition, but not including any bona fide pledge or assignment for collateral purpose in connection with any financing.
     “UAN Plant” means the urea ammonium nitrate plant described and identified on Exhibit A hereto, including any additions or other modifications made thereto from time to time.
     “UAN Price” means the price for 32% urea ammonium nitrate determined for a particular month as follows: The price per short ton of 32% urea ammonium nitrate shall be the average of (i) the average of the price range published in each weekly issue of “Green Markets” under the heading of “UAN” for “Mid Cornbelt” averaged over such weekly issues published in the applicable calendar month and then multiplied by thirty-two (32), and (ii) the average of the price range published in each weekly issue of “Fertilizer Week America” under the heading of “UAN” for “FOB Midwest” averaged over such weekly issues published in the applicable calendar month. In the event that either of the aforesaid publications ceases to be published, then the price per short ton of 32% urea ammonium nitrate shall be determined by reference to the publication that does not cease publication, using the average price range as provided for above. In the event that both of the aforesaid publications cease to be published, then the price per short ton of 32% urea ammonium nitrate shall be determined by reference to such generally accepted industry publication as Fertilizer Company may designate with the consent of the Refinery Company, which consent shall not be unreasonably withheld or delayed.
     “Utility Facilities” mean the utility facilities described and identified on Exhibit A hereto, including any additions or other modifications made thereto from time to time.
ARTICLE 2
FEEDSTOCK AND SHARED SERVICES
     Section 2.1 Steam.
     2.1.1 Refinery Steam Obligations
     (a) Start-up Steam. Refinery Company shall, upon reasonable request by the Fertilizer Company, make available to Fertilizer Company High Pressure Steam at a cost to Fertilizer Company as designated on Exhibit B hereto, at sufficient pressure and in sufficient amounts, to allow Fertilizer Company to commence and recommence operation of the Fertilizer Plant from time to time at Fertilizer Company’s request. The parties anticipate that commencement and/or recommencement of Fertilizer Plant operations will require approximately 75,000 pounds per hour of High Pressure Steam. For purposes of this Subsection 2.1.1(a), such High Pressure Steam shall be referred to as “Start-Up Steam.” Refinery Company shall use commercially reasonable efforts to make available Start-Up Steam when requested by Fertilizer Company; provided that Refinery Company shall not be obligated to make available Start-Up Steam hereunder if doing so would have a material adverse effect on Refinery operations. Fertilizer Company shall provide reasonable notice to Refinery Company of the approximate time and date of each of its requirements for Start-Up Steam.
     (b) BOC Steam. Refinery Company, shall make commercially reasonable efforts as its operations permit, at a cost to Fertilizer Company as set forth in Exhibit B, to make available High Pressure Steam produced at the Refinery to the Fertilizer Company, solely for use at the BOC Facility. Fertilizer Company shall provide reasonable notice to Refinery Company of the approximate time and date of each of its requirements for High Pressure Steam under this subsection 2.1.1(b); provided that Refinery Company shall not be obligated to make available High Pressure Steam hereunder if doing so would have a material adverse effect on Refinery operations.
     2.1.2 Fertilizer Plant Steam Obligations
     Fertilizer Company shall make available at a cost to Refinery Company as set forth in Exhibit B, solely for use at the Refinery, any High Pressure Steam produced by the Fertilizer Plant that is not required for the operation of the Fertilizer Plant, following reasonable notice from Refinery Company requesting such steam.
     2.1.3 Mutual Steam Obligations
     (a) Low Pressure Steam. Refinery Company and Fertilizer Company may supply each other any steam (other than High Pressure Steam) produced by either of their respective operations, which is not required by such operation and is required for the other Party’s operation, at no cost; provided, however, there shall be no obligation by either Party to supply any such steam and the Party requiring such steam shall give reasonable notice to the other Party of any request.
     (b) Steam Condensate. Refinery Company shall retain all steam condensate for steam delivered to Refinery Company hereunder and Fertilizer Company shall retain all steam condensate for all steam delivered to Fertilizer Company hereunder.
     Section 2.2 Nitrogen. Fertilizer Company shall make available to Refinery Company, solely for use at the Refinery, any Nitrogen produced by the BOC Facility and available to Fertilizer Company that is not required, as determined in a commercially reasonable manner by the Fertilizer Company based on its then current or anticipated operational requirements, for the operation of the Fertilizer Plant, following reasonable notice from Refinery Company requesting such Nitrogen, at a cost to Refinery Company as designated on Exhibit B hereto.

     Section 2.3 Instrument Air.
     (a) Fertilizer Company shall make available for purchase by Refinery Company, for use solely at the Refinery, Instrument Air at a flow rate of not less than 3mscf/minute to the extent produced by the BOC Facility and available to Fertilizer Company, at a cost to Refinery Company as designated on Exhibit B hereto and following reasonable request and notice from Refinery Company.
     (b) Refinery Company shall make available for purchase by Fertilizer Company for use solely at the Fertilizer Plant, Instrument Air to the extent that Instrument Air is not available from the BOC Facility and is available from Refinery Company at a flow rate of not less than 3 mscf/minute and at a cost to Fertilizer Company as designated on Exhibit B and following reasonable request and notice from the Fertilizer Company.
     (c) Either Fertilizer Company or Refinery Company may terminate its obligation to make Instrument Air available for purchase by the other party hereunder upon not less than twelve (12) months prior written notice to the other party.
     Section 2.4 Oxygen Supply to Refinery. Fertilizer Company shall provide to Refinery Company, solely for use at the Refinery, any Oxygen produced by the BOC Facility and made available to Fertilizer Company, as determined in a commercially reasonable manner by the Fertilizer Company not to exceed 29.8 STPD, based on its then current or anticipated operational requirements for the operation of the Fertilizer Plant, which Oxygen is not required for the operation of the Fertilizer Plant, following reasonable notice from Refinery Company requesting such Oxygen, at a cost to Refinery Company as designated on Exhibit B hereto.
     Section 2.5 Coke Supply to Fertilizer Plant. The terms and conditions governing Refinery Company’s sales of Coke to Fertilizer Company shall be set forth in the Coke Supply Agreement.
     Section 2.6 Sulfur; TKI Agreements.
     (a) TKI Phase II Agreement. Refinery Company shall provide to TKI the utilities described in Section 2.6 of the TKI Phase II Agreement. Fertilizer Company shall reimburse Refinery Company for such utilities provided. Without limiting the foregoing, Fertilizer Company shall reimburse Refinery Company for electricity used by the Offsite Sulfur Recovery Unit as determined by the estimated electrical load of the Offsite Sulfur Recovery Unit, which estimated electrical load is 1,051 kilowatts. The number of kilowatts provided for in the immediately preceding sentence will be multiplied by the average rate per kilowatt hour that the Refinery Company pays for electricity times the hours the Offsite Sulfur Recovery Unit is in operation in the calendar month for which such electricity reimbursement is being calculated. Refinery Company shall send a monthly invoice for such electricity cost as calculated in this Subsection along with Fertilizer Company’s allocated share (as such allocation is reasonably agreed to by the Parties) of such other utilities provided by Refinery Company to TKI as required by the TKI Phase II Agreement. Fertilizer Company shall pay each such invoice within 15 days after receipt. Refinery Company shall receive, at no cost to either Owner, all return utility streams consisting primarily of low pressure steam (but excluding sulfur from the Offsite Sulfur

Recovery Unit) and steam condensate under the TKI Phase II Agreement. Fertilizer Company shall not amend or terminate the TKI Phase II Agreement without the prior written consent of Refinery Company, which consent shall not be unreasonably withheld or delayed. Refinery Company shall not amend or terminate the TKI Phase I Agreement without the prior written consent of Fertilizer Company, which consent shall not be unreasonably withheld or delayed.
     (b) Cost Sharing. The TKI General Plant and Labor Costs shall be shared equally by the Parties; provided, however, that in those instances where a particular cost can be reasonably determined to be associated with a particular Party, such Party shall bear such cost.
     Section 2.7 Water.
     (a) Raw Water. The allocation of raw water rights and obligations between the Fertilizer Company and the Refinery Company is provided in the Raw Water and Facilities Sharing Agreement.
     (b) Sour Water. Refinery Company shall receive and process, at no cost to Fertilizer Company, all of the Sour Water produced at the Fertilizer Plant which does not exceed the volume parameters set forth on Exhibit B hereto.
     (c) Refinery Supply of Fire Water. Refinery Company shall, at no cost or expense to Fertilizer Company, use reasonable efforts to keep and maintain its Fire Water systems, tanks, water inventory and equipment in such condition, repair and state of readiness so as to allow uninterrupted service to Fertilizer Company for use at the Fertilizer Plant and shall grant Fertilizer Company access to the Fire Water system for use of such system in conjunction with the Fire Water system of the Fertilizer Plant, for use in connection with Fertilizer Company’s street sweeper and for use in washing down the Fertilizer Plant coke pad. The Refinery’s Fire Water system and the points of access by Fertilizer Company to the Fire Water system are designated on Plot Plan A which constitutes part of Exhibit A hereto. Notwithstanding the foregoing, Fertilizer Company acknowledges and agrees that Refinery Company shall not be liable for any damages incurred resulting from its failure or inability to provide Fire Water hereunder. If the Refinery Company should cease operations of the Refinery (including the Refinery Fire Water system), Refinery Company shall provide advance notice of such cessation of operations to Fertilizer Company and Fertilizer Company may, upon notice to Refinery Company, operate such Refinery Fire Water System, at the cost and expense of the Fertilizer Company and for the benefit of the Fertilizer Company for a period of up to two years.
     Section 2.8 Security. Fertilizer Company agrees to pay its pro rata share (determined as provided in Exhibit B) of security services provided under the Security Contract upon receipt of an invoice from Refinery Company for such pro rata share, as provided in Exhibit B. Refinery Company and Fertilizer Company shall also cooperate in developing and administering a mutual security plan. Refinery Company may, upon six (6) months prior written notice to Fertilizer Company, require Fertilizer Company to enter into a separate agreement for security services and adopt and administer a security plan covering solely its premises. Fertilizer Company may, upon six (6) months prior written notice to Refinery Company, terminate taking security services from Refinery Company, whereupon at the end of such six (6) month period, Fertilizer Company may cease paying Refinery Company for such security services and will adopt and administer its own security plan. Fertilizer Company acknowledges and agrees that Refinery Company shall not be liable to Fertilizer Company for any damages, losses or other liability arising, directly or indirectly, out of the services performed by any service provider engaged by Refinery Company to perform security services, or arising, directly or indirectly, out of any mutual security plan.
     Section 2.9 Hydrogen Supply to Refinery.
     (a) Until the Hydrogen Reduction Date, Fertilizer Company agrees to provide to Refinery Company all of Refinery Company’s net Hydrogen requirements at the Refinery (ie. Refinery Company’s Hydrogen requirements at the Refinery in excess of its own Hydrogen production at the Refinery) from time to time at the flow rate and specifications, and at the price, set forth on Exhibit B. Refinery Company shall provide Fertilizer Company no later than each August 1 prior to the Hydrogen Reduction Date a good faith forecast setting forth Refinery Company’s estimated monthly Hydrogen usage for the annual period starting August 1. Refinery Company shall also provide not later than the last day of each calendar month a request to Fertilizer Company setting forth Refinery Company’s good faith estimate of the daily quantity of Hydrogen it requires for the succeeding calendar month. If Refinery Company decides not to take Hydrogen from Fertilizer Company in any calendar month then Refinery Company shall so notify Fertilizer Company no later than the fifteenth (15th) day of the calendar month immediately preceding the calendar month for which Refinery Company does not require Hydrogen. To the extent Refinery Company requires Hydrogen in excess of the amount set forth in any monthly notice to Fertilizer Company, Fertilizer Company shall use commercially reasonable efforts to promptly fulfill such supplemental request, provided that Fertilizer Company shall not be required to incur any additional costs in fulfilling any such supplemental request. Refinery Company shall only be invoiced for Hydrogen actually requested by and provided to Refinery Company (and shall not be liable in the event the amount requested is less than Refinery Company’s good faith estimate).
     (b) Commencing on the Hydrogen Reduction Date and continuing during the term of this Agreement (the “Hydrogen Reduction Period”):
     (i) Fertilizer Company agrees to provide to Refinery Company, upon reasonable request, up to 30 mmscfd of Hydrogen (the “Initial Requirement”) during any ten (10) consecutive day period (an “Initial Requirement Period”), provided that:
     (A) If Fertilizer Company provides any Initial Requirement to Refinery Company during an Initial Requirement Period, then Fertilizer Company shall have no obligation to provide any further Initial Requirement to Refinery Company for a period (the “Replenishment Period”) of thirty (30) days following the last day of the most recent Initial Requirement Period during which any Initial Requirement was provided; and
     (B) Refinery Company shall pay to Fertilizer Company (in addition to the applicable price set forth on Exhibit B for Hydrogen purchased by Refinery Company from Fertilizer Company during the Hydrogen Reduction Period) a Monthly Demand Charge for each month during the Hydrogen Reduction Period as provided in Exhibit B. Such Monthly Demand Charge shall be due and payable in advance on the first day of each calendar month during the Hydrogen Reduction Period (prorated with respect to any partial month occurring at the beginning or end of the Hydrogen Reduction Period).
     (ii) To the extent that Fertilizer Company has for any Initial Requirement Period provided to Refinery Company all of the Initial Requirement that Fertilizer is required to provide pursuant to Section 2.9(b)(i), then, in addition to such Initial Requirement, Fertilizer Company agrees to provide, upon reasonable request, to Refinery Company during such Initial Requirement Period and related Replenishment Period up to an additional 30 mmscfd of Hydrogen (the “Additional Requirement”), provided that Refinery Company compensates Fertilizer Company through one of the following methods, as elected by the Refinery Company at the time of requesting any Hydrogen that constitutes an Additional Requirement:
     (A) Refinery Company will be entitled to 67,000 scf of Hydrogen for every ST of Ammonia purchased by Refinery Company from other sources and delivered by Refinery Company to Fertilizer Company, via truck or rail, during the Hydrogen Reduction Period; or
     (B) Refinery Company may purchase Hydrogen from Fertilizer Plant at the Additional Requirement Price as provided in Exhibit B.
     (c) Notwithstanding the provisions of subsections (a) and (b) above, Refinery Company may also purchase Hydrogen from Fertilizer Company upon such terms and conditions as Refinery Company and Fertilizer Company may mutually agree upon in writing from time to time with respect to any single purchase, any series of purchases, or otherwise.
     Section 2.10 Natural Gas. Refinery Company is a party to a “Sales and Transportation Service Agreement” dated August 27, 1992 with United Cities Gas Company (now Atmos Energy), and the City of Coffeyville (“Gas Contract”) pursuant to which natural gas is transported to the Refinery and the Fertilizer Plant. Refinery Company will nominate and purchase natural gas transportation and natural gas supplies for the Fertilizer Company and Fertilizer Company agrees to coordinate with Refinery Company with respect to such nominations and to provide Refinery Company timely information regarding Fertilizer Company’s requirements for natural gas transportation and natural gas supplies. Refinery Company shall provide Fertilizer Company with an invoice for natural gas supply and transportation services received by Fertilizer Company promptly following Refinery Company’s receipt of invoices from Atmos Energy (or Refinery Company’s then-current natural gas transportation provider(s)), any relevant interstate natural gas pipeline and the then current natural gas supplier(s).
     At the request of either Fertilizer Company or Refinery Company, the Parties agree to use their commercially reasonable efforts to (i) add Fertilizer Company as a party to the Gas Contract or to reach some other mutually acceptable accommodation with Atmos (including, but not limited to separate natural gas transportation agreements) whereby both Refinery Company and Fertilizer Company would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as are currently set forth in the Gas Contract; and (ii) separate natural gas purchasing so that the Refinery Company and Fertilizer Company would each purchase for their own account the natural gas supplies to be delivered to the Refinery and Fertilizer Plant respectively.
     Section 2.11 Railroad Tracks. Refinery Company and Fertilizer Company currently share rail services on railroad tracks that traverse the Refinery premises in part and the Fertilizer Plant premises in part, some of which railroad tracks are owned by Union Pacific and operated by South Kansas & Oklahoma Railroad, Inc., or their successors (“Main Tracks”), some of which railroad tracks are owned and operated by Refinery Company (“Refinery Tracks”), and some of which railroad tracks are owned and operated by Fertilizer Company (“Fertilizer Tracks”). The Parties agree to coordinate and cooperate to ensure that each Party has access to the Main Tracks, the Refinery Tracks, and the Fertilizer Tracks for the receipt of Feedstocks and delivery out of products, and to pay a mutually agreed prorated share of the costs and expense of maintaining such railroad tracks based upon an approximation of actual use. Each Party shall use its best commercially reasonable efforts to move railroad cars from the Main Tracks to the Refinery Tracks or the Fertilizer Tracks as soon as possible following arrival of such railroad cars. Each Party shall utilize such Party’s own railroad sidings for the loading and unloading of any products or other items by such Party. Railroad track sharing between the Parties shall also be subject to and in accordance with the railroad trackage easements provided for in the Easement Agreement.
     Section 2.12 South Administration Building, Laboratory Building, and Oil Storage Building Use and Occupancy. The Refinery Company will allow the Fertilizer Company to occupy a portion of the buildings known on the date hereof as the “South Administration Building,” the “Laboratory Building,” and the Oil Storage Building for, without limitation, purposes of office space, maintenance space, storage and laboratory space therein, as more specifically provided in the Lease Agreement.
ARTICLE 3
TERM
     Section 3.1 Term. This Agreement shall be for an initial term of twenty (20) years. The term of this Agreement shall be automatically extended following the initial term for additional successive five (5) year renewal periods, unless either party gives notice to the other party, not less than three (3) years prior to the date that any such renewal period would commence, that such party does not desire to extend and renew the term of this Agreement, in which event this Agreement shall terminate upon the expiration of the term in which the notice of nonrenewal is given.
     Section 3.2 Termination. Notwithstanding Section 3.1, this Agreement may be terminated by mutual agreement of the Parties. This Agreement may also be terminated as follows:
     (a) This Agreement may be terminated by one Party (the “Terminating Party”) upon notice to the other Party (the “Breaching Party”), following the occurrence of an Event of

Breach with respect to the Breaching Party. For purposes hereof, an “Event of Breach” shall occur when both of the following exist: (i) a breach of this Agreement by the Breaching Party has not been cured by such Breaching Party within thirty (30) days after receipt of written notice thereof from the Terminating Party or, in the case of a breach that is not reasonably feasible to effect a cure within said 30-day period, within ninety (90) days after such receipt provided that the Breaching Party diligently prosecutes the cure of such breach; and (ii) the breach materially and adversely affects the ability of the Terminating Party to operate its Refinery or its Fertilizer Plant, as the case may be.
     (b) This Agreement may be terminated by the Refinery Company effective as of the permanent termination of substantially all of the operations at the Refinery (with no intent by Refinery Company or its successor to recommence operations at the Refinery); provided, however, that notice of such permanent termination of operations shall be provided by the Refinery Company to Fertilizer Company at least twelve (12) months prior to such permanent termination.
     (c) This Agreement may be terminated by the Fertilizer Company effective as of the permanent termination of substantially all of the fertilizer production operations at the Fertilizer Plant (with no intent by Fertilizer Company or its successor to recommence operations at the Fertilizer Plant); provided, however, that notice of such permanent termination of operations shall be provided by the Fertilizer Company to Refinery Company at least twelve (12) months prior to such permanent termination.
     (d) This Agreement may be terminated by one Party upon notice to the other Party following (i) the appointment of a receiver for such other Party or any part of its property, (ii) a general assignment by such other Party for the benefit of creditors of such other Party, or (iii) the commencement of a proceeding under any bankruptcy, insolvency, reorganization, arrangement or other law relating to the relief of debtors by or against such other Party; provided, however, that if any such appointment or proceeding is initiated without the consent or application of such other Party, such appointment or proceeding shall not constitute a termination event under this Agreement until the same shall have remained in effect for sixty (60) days.
     Section 3.3 Effects of Expiration or Termination. Refinery Company and Fertilizer Company agree that upon and after expiration or termination of this Agreement:
     (a) Each Party will remain obligated to make any payment due to the other Party hereunder for any Feedstock or Service delivered to or purchased by such Party prior to termination.
     (b) Liabilities of any Party arising from any act, breach or occurrence prior to termination will remain with such Party.
     (c) The Parties’ rights and obligations under Section 10.6 and ARTICLES 5, 6, 7, 8, 9, 11, 12 and 15 will survive the expiration or termination of this Agreement

ARTICLE 4
PAYMENT
     Section 4.1 Payment. Any amount payable hereunder shall be represented by an invoice therefor provided by the Party to receive said payment to the other Party. All such invoices shall be submitted weekly (or on such other periodic basis as the Parties may agree to in writing from time to time with respect to any particular Feedstock or Service) and set forth sufficient detail to reflect the determination of the amount payable hereunder. Unless otherwise indicated, all such invoices will be due net fifteen (15) days. The Parties shall make payment in full of the amount due under each invoice in strict compliance with the payment terms as set forth in this Agreement without any deduction for any discount or credits, contra or setoffs of any kind or amount whatsoever unless expressly authorized in writing by each Party prior to the payment date relating to such invoice(s), and except that each Party shall be entitled to offset, against any amount payable by such Party to the other Party for Feedstocks or Services hereunder or for Coke under the Coke Supply Agreement, any amounts payable from such other Party for Feedstocks or Services hereunder.
     Section 4.2 Delinquencies. To the extent any amount payable under this Agreement is not paid when due, then in addition to the amount payable and in addition to all other available rights and remedies, the applicable Party also shall be obligated to pay interest on such amount payable from and after the due date for such payment until such payment is made at a rate of interest per annum equal to three percent (3%) above the Prime Rate (the “Late Payment Rate”).
ARTICLE 5
DISPUTES
     Section 5.1 Resolution of Disputes. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article 5. The Parties shall first submit the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the Refinery Company Representative and the Fertilizer Company Representative as provided above, then the Parties may exercise all available remedies.
     Section 5.2 Multi-Party Disputes. The Parties acknowledge that they or their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party

Dispute, to the extent feasible, shall be resolved by and among all the interested parties consistent with the provisions of this Article 5.
ARTICLE 6
INDEMNIFICATION
     Section 6.1 Indemnification Obligations. Each of the Parties (each, an “Indemnitor”) shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees (each, an “Indemnitee”) harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of the breach of this Agreement by the Indemnitor or the negligence or willful misconduct of the Indemnitor, or of any officers, directors, members, managers, employees, agents, contractors and/or subcontractors acting for or on behalf of the Indemnitor. Any indemnification obligation pursuant to this Article 6 with respect to any particular Losses shall be reduced by all amounts actually recovered by the Indemnitee from third parties, or from applicable insurance coverage, with respect to such Losses. Upon making any payment to any Indemnitee, the Indemnitor shall be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which such payment relates, and such Indemnitee shall execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights. If the Indemnitee receives any amounts from any third party or under applicable insurance coverage subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.
     Section 6.2 Indemnification Procedures.
     (a) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Article 6, the Indemnitee shall notify the Indemnitor in writing within 30 days thereafter; provided, however, that any omission to so notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee. The Indemnitor shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to this Article 6, including the choice and direction of any legal counsel.
     (b) An Indemnitee shall have the right to engage separate legal counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and engage legal counsel within a reasonable period of time after being given the notice required above, or (iii) the

Indemnitee shall have been advised by its legal counsel that representation of such Indemnitee and other parties by the same legal counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same legal counsel has been proposed) due to actual or potential conflicts of interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to engage separate legal counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having the same or substantially similar claims against the Indemnitor, unless but only to the extent the Indemnitees have actual or potential conflicting interests with each other.
     (c) The Indemnitor shall not be liable for any settlement of any action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.
ARTICLE 7
ASSIGNMENT
     This Agreement shall extend to and be binding upon the Parties hereto, their successors and permitted assigns. Either Party may assign its rights and obligations hereunder solely (i) to an affiliate under common control with the assigning Party, provided that any such assignment shall require the prior written consent of the other Party hereto (such consent not to be unreasonably withheld or delayed), and provided that the applicable assignee agrees, in a written instrument delivered to (and reasonably acceptable to) such other Party, to be fully bound hereby, or (ii) to a Party’s lenders for collateral security purposes, provided that in the case of any such assignment each Party agrees (x) to cooperate with the lenders in connection with the execution and delivery of a customary form of lender consent to assignment of contract rights and (y) any delay or other inability of a Party to timely perform hereunder due to a restriction imposed under the applicable credit agreement or any collateral document in connection therewith shall not constitute a breach hereunder. In addition, each Party agrees that it will assign its rights and obligations hereunder to a transferee acquiring all or substantially all of the equity in or assets of the assigning Party related to the Refinery or Fertilizer Plant (as applicable), which transferee must be approved in writing by the non-assigning Party (such approval not to be unreasonably withheld or delayed) and must agree in writing (with the non-assigning Party) to be fully bound hereby.
ARTICLE 8
GOVERNING LAW AND VENUE
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. THE PARTIES AGREE THAT

ANY ACTION BROUGHT IN CONNECTION WITH THIS AGREEMENT MAY BE MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF KANSAS, AND EACH PARTY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY WAIVES THE DEFENSES OF FORUM NON-CONVENIENS OR IMPROPER VENUE WITH RESPECT TO ANY ACTION BROUGHT IN ANY SUCH COURT IN CONNECTION WITH THIS AGREEMENT.
ARTICLE 9
LIMITATION OF LIABILITY
     In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either Party, its employees, suppliers or subcontractors, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages; provided, however, that the foregoing limitation shall not preclude recourse to any insurance coverage maintained by the Parties pursuant to the requirements of this Agreement or otherwise.
ARTICLE 10
OPERATION OF FERTILIZER PLANT AND REFINERY
     Section 10.1 Cooperation. Refinery Company and Fertilizer Company shall cause their respective personnel located at the Refinery and the Fertilizer Plant to fully cooperate with, and comply with the reasonable requests of, the other Party and its employees, agents and contractors to support such other Party’s operations in a safe and efficient manner; provided, however, that nothing in this Section 10.1 shall require the expenditure of any monies other than may otherwise be required elsewhere in this Agreement. In addition, the Parties agree to (i) meet promptly following the request by either Party to develop a long term plan for the bifurcation of those properties and services that one Party or the other deems appropriate to bifurcate and (ii) cooperate fully with each other to implement such plan in an expeditious and cost effective manner. The costs of implementing any such program, such as costs and expense of negotiating with contract counterparties and legal fees, shall be borne equally unless otherwise agreed.
     Section 10.2 Fertilizer Plant Operations. Subject to the express obligations of the Parties under this Agreement, no provision of this Agreement is intended as, or shall be construed to be, any agreement on the part of Fertilizer Company to operate the Fertilizer Plant in any particular manner or to continue operations at the Fertilizer Plant, all in its sole discretion; provided, however, that prior notice of any permanent termination of operations shall be provided by Fertilizer Company to the Refinery Company pursuant to Section 3.2(c).
     Section 10.3 Refinery Operations. Subject to the express obligations of the Parties under this Agreement, no provision of this Agreement is intended as, or shall be construed to be, any agreement on the part of Refinery Company to operate the Refinery in any particular manner or to continue operations at the Refinery, all in its sole discretion; provided, however, that prior notice of any permanent termination of operations shall be provided by Refinery Company to the Fertilizer Company pursuant to Section 3.2(b).

     Section 10.4 Suspension of Services.
     (a) Temporary Suspension of Feedstock or Services for Repairs/Maintenance. The provision of one or more of the Feedstocks or Services by the Parties may be temporarily suspended for such periods of time as are necessary to carry out scheduled or unscheduled maintenance or necessary repairs or improvements to the Refinery or the Fertilizer Plant, as the case may be (each, a “Temporary Service Suspension"). In connection with any such Temporary Service Suspension, Refinery Company or Fertilizer Company (as applicable) may elect to reduce, interrupt, allocate, alter or change the Feedstock or Services that it is required to provide hereunder, provided that, except in the case of emergencies, the applicable Party shall deliver not less than thirty (30) days prior written notice to the other Party of any planned Temporary Service Suspension, including relevant details relating to the proposed reduction, interruption, allocation, alteration or change in the Feedstock or Services as a result of the Temporary Service Suspension. Upon the occurrence and during the continuation of Temporary Service Suspension, the parties shall cooperate to attempt to arrange for Feedstock or Services to be furnished to the other Party in an alternate manner or by a third party acceptable to affected Party, to minimize or reduce the effect of such Temporary Service Suspension on the applicable Party’s operations.
     (b) Emergency Repairs. The Parties shall provide notice to the other as soon as reasonably possible (and in any event within twenty-four (24) hours) in the event of any emergency repair or unplanned required maintenance that is affecting or will affect provision of the Services. Each Party shall use commercially reasonable efforts to complete any such emergency repairs in a timely manner and to resume the provision of such Service as soon as practicable.
     Section 10.5 Priority Supply. Refinery Company and Fertilizer Company shall each have priority over third parties with respect to any Feedstocks and Services to be made available to such Party (the “Receiving Party”) by the other Party (the “Supplying Party”) under this Agreement, provided that, to the extent that purchase of any particular Feedstock or Service by a Receiving Party is discretionary on the part of the Receiving Party and the Receiving Party has not purchased from the Supplying Party the quantity of the Feedstock or Service that is presently available from the Supplying Party, then the Supplying Party may offer and sell such available Feedstock or Service to a third party so long as the Supplying Party first gives to the Receiving Party written notice of such prospective offer and sale and the option to purchase such Feedstock or Service on the terms provided in this Agreement with respect to such available Feedstock or Service, provided that the Receiving Party exercises such option by written notice to the Supplying Party within five (5) days following the date Supplying Party gives its written notice to Receiving Party with respect to the available Feedstock or Service.
     Section 10.6 Audit and Inspection Rights. Refinery Company and Fertilizer Company shall each (“Requesting Party”) have the right, upon reasonable written notice to the other Party (“Other Party”), to audit, examine and inspect, at reasonable times and locations, all documentation, records, equipment, facilities, and other items owned or under the control of the Other Party that are reasonably related to the Feedstocks and Services provided for under this Agreement, solely for the purpose of confirming the measurement or pricing of, or tolerances or specifications of, any Feedstocks or Services, confirming compliance and performance by the Other Party, or exercising any rights of the Requesting Party, under this Agreement.
     Section 10.7 Upgrade Costs. In the event that either Refinery Company or Fertilizer Company (“Requiring Company”) requires that any capital or other upgrades be made by the other Party (“Upgrading Party”) to any of the Upgrading Party’s equipment or other facilities in connection with the provision of any Feedstock or Services under this Agreement, the Upgrading Party shall cooperate in implementing any such upgrades, provided that: (a) such upgrade does not adversely affect in a material respect the Upgrading Party’s facilities or operations, and (b) the Requiring Party pays (on terms and conditions acceptable to the Upgrading Party) any and all costs of implementing such upgrade, and any increase in ongoing costs to the Upgrading Party (including without limitation the costs of insurance, licenses, maintenance, permits, repairs, replacements, and taxes).
     Section 10.8 Successor Third Party Agreements. In the event that any of the BOC Agreement, TKI Phase I Agreement, TKI Phase II Agreement, Gas Contract, or any other agreement with or between any third parties that relates to any Feedstock or Services referred to in this Agreement, terminates prior to the termination of this Agreement, the parties shall in good faith cooperate to replace any such agreements with successor agreements with commercially similar terms, in which case reference herein to the terminated third party agreement shall be deemed a reference to the applicable successor agreement. In the event that such a successor agreement is not entered into or is entered into on terms that are not commercially similar, then the parties will negotiate in good faith to determine the terms and conditions, if any, that are commercially practicable for the applicable Feedstock or Services to be furnished by one party to the other.
ARTICLE 11
NOTICES
     Any notice, request, correspondence, information, consent or other communication to any of the Parties required or permitted under this Agreement shall be in writing (including telex, telecopy, or facsimile), shall be given by personal service or by telex, telecopy, facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party and shall be effective upon receipt. For purposes hereof the proper address of the Parties shall be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Article:
     If to Refinery Company, to:
     Coffeyville Resources
     Refining & Marketing, LLC

     Attention: Chief Executive Officer

     If to Fertilizer Company, to:
     Coffeyville Resources
       Nitrogen Fertilizers, LLC

or such other address(es) as either Party designates by registered or certified mail addressed to the other Party.
ARTICLE 12
EXHIBITS
     All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.
ARTICLE 13
FORCE MAJEURE
     Neither Party shall be liable to the other for failure of or delay in performance hereunder (except for the payment of amounts due for Feedstocks or Services hereunder) to the extent that the failure or delay is due to Force Majeure. Performance under this Agreement shall be suspended (except for the payment of amounts due for Feedstocks or Services hereunder) during the period of Force Majeure to the extent made necessary by the Force Majeure. No failure of or delay in performance pursuant to this Article 13 shall operate to extend the term of this Agreement. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the Force Majeure event.
     Upon the occurrence of any event of Force Majeure, the Party claiming Force Majeure shall notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event and the performance to be affected by the event of Force Majeure under this Agreement. Each Party shall designate a person with the power to represent such Party with respect to the event of Force Majeure. The Party claiming Force Majeure shall use commercially reasonable efforts, in cooperation with the other Party and such Party’s designee, to diligently and expeditiously end or ameliorate the Force Majeure event. In this regard, the Parties shall confer and cooperate with one another in determining the most cost-effective and appropriate action to be taken. If the Parties are unable to agree upon such determination, the matter shall be determined by dispute resolution in accordance with Article 5.
ARTICLE 14
INSURANCE
     Section 14.1 Minimum Insurance. During the term of this Agreement, Refinery Company and Fertilizer Company shall each carry the minimum insurance described below.

     (a) Workers’ compensation with no less than the minimum limits as required by applicable law.
     (b) Employer’s liability insurance with not less than the following minimum limits:
          (i) Bodily injury by accident — $1,000,000 each accident;
          (ii) Bodily injury by disease — $1,000,000 each employee; and
          (iii) Bodily injury by disease — $1,000,000 policy limit.
     (c) Commercial general liability insurance on ISO form CG 00 01 10 93 or an equivalent form covering liability from premises, operations, independent contractor, property damage, bodily injury, personal injury, products, completed operations and liability assumed under an insured contract, all on an occurrence basis, with limits of liability of not less than $1,000,000 combined single limits.
     (d) Automobile liability insurance, on each and every unit of automobile equipment, whether owned, non-owned, hired, operated, or used by Refinery Company or Fertilizer Company or their employees, agents, contractors and/or their subcontractors covering injury, including death, and property damage, in an amount of not less than $1,000,000 per accident.
     (e) Excess liability insurance in the amount of $10,000,000 covering the risks and in excess of the limits set for in subsections 14(b), (c) and (d) above.
     Section 14.2 Additional Insurance Requirements. Refinery Company and Fertilizer Company shall each abide by the following additional insurance requirements with respect to all insurance policies required by Section 14.1, as follows:
     (a) All insurance policies purchased and maintained in compliance with subsection 14.1(c), (d) and (e) above by one party (the “Insuring Party”), as well as any other excess and/or umbrella insurance policies maintained by the Insuring Party, shall name the other party and their collective directors, officers, partners, members, managers, general partners, agents, and employees as additional insureds, with respect to any claims related to losses caused by the Insuring Party’s business activities or premises. Those policies referred to in subsection 14.1(c) shall be endorsed to provide that the coverage provided by the Insuring Party’s insurance carriers shall always be primary coverage and non-contributing with respect to any insurance carried by the other Party with respect to any claims related to liability or losses caused by the Insuring Party’s business activities or premises.
     (b) Those policies referred to in Section 14.1, and in subsection 14.2(e), shall be endorsed to provide that underwriters and insurance companies of each of Refinery Company and Fertilizer Company shall not have any right of subrogation against the other Party or any of such other Party’s directors, officers, members, managers, general partners, agents, employees, contractors, subcontractors, or insurers.

     (c) Those policies referred to in subsection 14.1 shall be endorsed to provide that 30 days prior written notice shall be given to the other Party in the event of cancellation, no-payment of premium, or material change in the policies.
     (d) Each of Refinery Company and Fertilizer Company shall furnish the other, prior to the commencement of any operations under this Agreement, with a certificate or certificates, properly executed by its insurance carrier(s), showing all the insurance described in subsection 14.1 to be in full force and effect.
     (e) The Refinery Company and Fertilizer Company shall each be responsible for its own property and business interruption insurance.
ARTICLE 15
MISCELLANEOUS
     Section 15.1 Confidentiality.
     (a) During the course of the Parties’ performance hereunder, the Parties acknowledge and agree that each of them may receive or have access to confidential information of the other Party (“Confidential Information”). “Confidential Information” of a Party (“First Party”) shall include any and all information relating to its business, including, but not limited to, inventions, concepts, designs, processes, specifications, schematics, equipment, reaction mechanisms, processing techniques, formulations, chemical compositions, technical information, drawings, diagrams, software (including source code), hardware, control systems, research, test results, plant layout, feasibility studies, procedures or standards, know-how, manuals, patent information, the identity of or information concerning current and prospective customers, suppliers, consultants, licensors, licensees, contractors, subcontractors and/or other agents, financial and sales information, current or planned commercial activities, business strategies, records, marketing plans, or other information relating to its business activities or operations and those of its affiliates, customers, suppliers, consultants, licensors, contractors, subcontractors, agents and/or any others to whom such First Party owes a duty of confidentiality, which (i) is identified in writing as “Confidential,” “Restricted,” “Proprietary Information” or other similar marking, or (ii) is known by the other Party (the “Second Party”) to be considered confidential or proprietary, or (iii) should be known or understood to be confidential or proprietary by an individual exercising reasonable commercial judgment in the circumstances.
     (b) Confidential Information of a First Party does not include information to the extent such information: (i) is or becomes generally available to and/or known by the public through no fault of the Second Party, or (ii) is or becomes generally available to the Second Party on a non-confidential basis from a source other than the First Party or its representatives, provided that such source was not known to the Second Party to be bound by a confidentiality agreement with the First Party, or (iii) was previously known to the Second Party or its affiliates as evidenced by written records, or (iv) is or was independently developed, as evidenced by written records, by or on behalf of the Second Party or its affiliates by individuals who did not directly or indirectly receive relevant Confidential Information of the First Party. Specific disclosures shall not be deemed to be within the foregoing exceptions merely because they are embraced by more general information within the exceptions. In addition, any combination of features disclosed shall not be deemed to be within the foregoing exceptions merely because individual features may be within the exceptions.
     (c) The Parties agree that: (i) as between the Parties, a First Party’s Confidential Information shall remain the exclusive property of such First Party, and (ii) the Second Party shall use the First Party’s Confidential Information solely for purposes of performing such Second Party’s obligations under this Agreement (the “Purpose”), and for no other reason, and (iii) the Second Party shall limit its disclosure of the First Party’s Confidential Information to those of its affiliates, employees, agents and other third parties with a “need-to-know” such information for the Purpose and shall not disclose the Confidential Information (in whole or in part) to any other party, and (iv) the Second Party shall ensure that any affiliates, employees, agents or other third parties to whom the First Party’s Confidential Information is disclosed are obligated in writing to abide by confidentiality and non-use restrictions at least as stringent as those set forth in this Agreement, and (v) the Second Party shall protect the Confidential Information of the First Party to the same extent the Second Party protects its own like trade secrets and confidential information, but in no event less than commercially reasonable care.
     (d) In the event a Second Party receives a request or is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or legal requirement to disclose all or any part of the First Party’s Confidential Information, the Second Party agrees to (i) immediately notify the First Party in writing of the existence, terms and circumstances surrounding such a request or requirement, and (ii) assist the First Party in seeking a protective order or other appropriate remedy satisfactory to the First Party (at the expense of the First Party). In the event that such protective order or other remedy is not obtained (or the First Party waives compliance with the provisions hereof), (x) the Second Party may disclose that portion of the First Party’s Confidential Information which it is legally required to disclose, and (y) the Second Party shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and (z) the Second Party shall give written notice to First Party of the information to be so disclosed as far in advance of its disclosure as practicable. In addition, a Second Party may disclose all or any part of the First Party’s Confidential Information to the Second Party’s funding sources and their representatives, provided that Second Party shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and the Second Party shall give written notice to First Party of the information to be so disclosed as far in advance of its disclosure as practicable.
     (e) The parties agree that any violation of this Section 15.1 by a Second Party or any affiliates, employees, agents or other third parties to whom the Confidential Information of First Party is disclosed may be enforced by the First Party by obtaining injunctive or specific relief from a court of competent jurisdiction. Such relief shall be cumulative and not exclusive of any other remedies available to the First Party at law or in equity, including, but not limited to, damages and reasonable attorneys’ fees.
     Section 15.2 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

     Section 15.3 Independent Contractors. The Parties acknowledge and agree that neither Party, by reason of this Agreement, shall be an agent, employee or representative of the other with respect to any matters relating to this Agreement, unless specifically provided to the contrary in writing by the other Party. This Agreement shall not be deemed to create a partnership or joint venture of any kind between Refinery Company and Fertilizer Company.
     Section 15.4 Ancillary Documentation, Amendments and Waiver. The Parties may, from time to time, use purchase orders, acknowledgments or other instruments to order, acknowledge or specify delivery times, suspensions, quantities or other similar specific matters concerning the Feedstocks or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions which may be contained therein are not intended to (nor shall they serve to) add to or otherwise amend or modify any provision of this Agreement, even if signed or accepted on behalf of either Party with or without qualification. This Agreement may not be amended, modified or waived except by a writing signed by all parties to this Agreement that specifically references this Agreement and specifically provides for an amendment, modification or waiver of this Agreement. No waiver of or failure or omission to enforce any provision of this Agreement or any claim or right arising hereunder shall be deemed to be a waiver of any other provision of this Agreement or any other claim or right arising hereunder.
     Section 15.5 Construction and Severability. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against either Party. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     Section 15.6 Waiver. The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.
     Section 15.7 No Third Party Beneficiaries. The Parties each acknowledge and agree that there are no third party beneficiaries having rights under or with respect to this Agreement, including without limitation, under the BOC Agreement, TKI I Phase I Agreement, TKI Phase II Agreement, or Gas Contract.
     Section 15.8 Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above set forth.

COFFEYVILLE RESOURCES	COFFEYVILLE RESOURCES NITROGEN
REFINING & MARKETING, LLC	FERTILIZERS, LLC

By:	By:

EXHIBIT A
FACILITIES DESCRIPTION
The Fertilizer Plant is identified as such on Plot Plan A attached hereto.
The Gasification Unit is identified as such on Plot Plan A attached hereto.
The Ammonia Synthesis Loop is identified as such on Plot Plan A attached hereto.
The UAN Plant is identified as such on Plot Plan A attached hereto.
The BOC Facility is identified as such on Plot Plan A attached hereto.
The Administrative and Warehouse Building is identified as such on Plot Plan A attached hereto.
The Feedstock Delivery Points are identified as such on Plot Plan A and Piping Plans A-I to A-9 attached hereto. The coke Feedstock Delivery Point is the south side of the Refinery’s coke pit.
The Utility Facilities are identified as such on Plot Plan A attached hereto.
The Grounds are identified as such on Plot Plan A attached hereto.
The Offsite Sulfur Recovery Unit is identified as such on Plot Plan A attached hereto.
The Refinery is identified as such on Plot Plan A attached hereto.

A-1

EXHIBIT B
ANALYSIS, SPECIFICATIONS AND PRICING FOR FEEDSTOCK AND SERVICES
FEEDSTOCKS:

Hydrogen

- Gaseous
- Purity	not less than 99.9 mol.%
- Flow	21 mmscf/day maximum
- Pressure	450 psig ± 30 psi
- Carbon Monoxide	less than 50 ppm
- Carbon Dioxide	less than 10 ppm
- Price	The Hydrogen price shall be $0.46 per 100scf based on an Ammonia Price of $300.00 per short ton. The Hydrogen price per 100scf shall adjust as of the first day of each calendar month up or down in the same percentage as the Ammonia Price for the immediately preceding calendar month adjusts up or down from $300.00 per short ton. Until the Hydrogen Reduction Date, the Hydrogen price shall be discounted to seventy percent (70%) of the Hydrogen price otherwise calculated pursuant to the foregoing provisions.
- Monthly Demand Charge	(4,478) X (Ammonia Price adjusted as of each monthly due date for the Monthly Demand Charge) X (1/12 of the Prime Rate as of such monthly due date)
- Additional Requirement Price	The Hydrogen price for any Additional Requirement shall be $0.55 per 100scf based on an UAN Price of $150.00 per short ton. The Hydrogen price per 100scf of any Additional Requirement shall adjust as of the first day of each calendar month up or down in the same percentage as the UAN Price for the immediately preceding calendar month adjusts up or down from $150.00 per short ton.
- Flow measurement	All Hydrogen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company’s request.

Nitrogen

- Gaseous
- Purity	99.99 mol. % (minimum) (5 ppm oxygen maximum)
- Pressure	180 psig (+ 10 psig)
- Flow	20,000 scfh (normal); 40,000 scfh (maximum)
- Temperature	Ambient
- Price	$0.25 per cscf based on a total electric energy cost of $0.035 per KWH; provided, however, that this price will increase or decrease in the same percentage as the Fertilizer Company’s electric bill from the City of Coffeyville (or from such other electric utility provider as the Fertilizer Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any gaseous nitrogen sold by Fertilizer Company after the date of such adjustment to the date of the next adjustment.
- Flow measurement	All Nitrogen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company’s request.

Oxygen

-Gaseous
-Purity	99.6 mol. % (minimum)
-Pressure	65 psig (± 5 psig)
-Flow	29.8 STPD (maximum)
-Temperature	Ambient
- Price	$0 per short ton for daily tons up to 10 STPD $70 per short ton for daily tons from 10 STPD to 29.8 STPD Such prices per short ton are based on a total electric cost of $0.035 per KWH; provided, however, that these prices per short ton will increase or decrease in the same percentage as the Fertilizer Company’s electric bill from the City of Coffeyville (or from such other electric utility provider as the Fertilizer Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any gaseous Oxygen sold by Fertilizer Company after the date of such adjustment to the date of the next adjustment.

- Flow measurement	All Oxygen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company’s request.

Sour water

- Composition	.80% ammonia (maximum) 0.05 mol. % H2S (maximum)
-Pressure	90 psig (maximum)
35 psig (minimum)
-Temperature	125°F (normal)
-Flow	20 gpm (maximum)
12 gpm (normal)
-Price	zero dollars ($0)

High Pressure Steam

- Pressure	600 psig ± 10 psi (normal)
- Flow (Gasifier Startup)	As available, up to 75,000 pounds per hour (to Fertilizer Company)
(normal)	As available, 50,000 + 20,000 pounds per hour (to Refinery Company)
-Price	The price is dependent upon the natural gas price (symbolized by “NGP” in the formulae below) and “steam flow” in the formulae below is determined by the Fertilizer Plant’s process control computer:
To Fertilizer Company:	Price = (1.22)(NGP)(steam flow)/1000
To Refinery Company:	Price = (1.10)(NGP)(steam flow)/1000

For purposes of determining the price of High Pressure Steam hereunder, NGP means the price for natural gas measured in dollars per MMBtu ($/MMBtu) determined for a particular calendar month as follows: The price per MMBtu (dry) of natural gas shall be the index posting published in “Inside F.E.R.C.’s Gas Market Report,” (the “Report”) under the heading “Prices of Spot Gas delivered to Pipelines,” for the applicable calendar month, for Southern Star Central Gas Pipeline, Inc. (formerly known as Williams Gas Pipelines Central, Inc.) for Texas, Oklahoma, Kansas (the “Southern Star Index Price”). In the event the Report ceases to be published or, for a particular month, the Report does not list the Southern Star Index Price, the Parties agree that the applicable NGP shall be the price published in the monthly edition of “Gas Daily Price Guide,” in the table labeled “Monthly Contract Index” under Southern Star Central Gas Pipeline, Inc. (Texas, Oklahoma, Kansas) (“Gas Daily Index Price”) for the applicable calendar month. In the event Gas Daily ceases to publish the Gas Daily Index Price, the applicable NGP shall be the monthly bidweek price published in the first issue of “Natural Gas Week,” in the table labeled “Gas Price Report,” under the heading “Delivered to Pipeline,” for the applicable calendar month for Southern Star Central Gas Pipeline, Inc. The NGP shall also include the price of pipeline transportation of natural gas to the Refinery. Notwithstanding anything to the contrary set forth herein, Refinery Company shall have no obligation to pay for High Pressure Steam during periods when Refinery Company is flaring fuel gas.

- Flow measurement	All High Pressure Steam flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company’s request.

Low Pressure Steam

-Flow	Variable
-Pressure	Approximately 120-170 psi
-Price	zero dollars ($0)

SERVICES:

Firewater

- Pressure	185 psig (maximum)
100 psig (minimum)

- Temperature	70°F (normal)
- Flow	2,000 gpm (maximum)
0 gpm (normal)
-Price	zero dollars ($0)

Instrument Air

- Purity	-40°F dew point (normal operating)
- Pressure	125 psig + 10 psi (normal operating)
- Flow	4000 scfm maximum (normal operating)
- Temperature	ambient
- Price

To the Refinery Company:	$18,000 per month (prorated on a per diem basis to reflect the number of days, including partial days, in the applicable month that Instrument Air is provided) based on $.035 total laid in cost per KWH; provided, that this price will increase or decrease in the same percentage as the Fertilizer Company’s total laid in cost for electricity from the City of Coffeyville (or from such other electric utility provider as the Fertilizer Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any Instrument Air sold by Fertilizer Company after the date of such adjustment until the date of the next adjustment; provided, however, that such cost shall be reduced on a pro-rata basis for each day that such Instrument Air is not available from the BOC Facility.

To the Fertilizer Company:	$18,000 per month (prorated on a per diem basis to reflect the number of days, including partial days, in the applicable month that Instrument Air is provided) based on $.039 total laid in cost per KWH; provided, that this price will increase or decrease in the same percentage as the Refinery Company’s total cost for electricity from Kansas Gas and Electric Company (or from such other electric utility provider as the Refinery Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any Instrument Air sold by Refinery Company after the date of such adjustment until the date of the next adjustment.

- Flow measurement	All Instrument Air flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company’s request.
Security
Fertilizer Company shall pay Refinery Company a pro rata share of Refinery Company’s direct costs of providing security services for the entire Fertilizer Plant/Refinery complex, which pro rata share shall be mutually agreed upon by the Parties based upon a commercially reasonable allocation of such costs in relation to the security services as provided to the Fertilizer Plant and the Refinery.